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                                                                EXHIBIT (a)(11)
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                       RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 MONTGOMERY STREET, SUITE 400
                         SAN FRANCISCO, CA  94133-4625


                              FAX:  (415) 434-3130
                           TELEPHONE:  (415) 434-1111


News From:       Richard C. Blum & Associates, L.P.

Contact:         Rick Mariano, 415/434-1111



RICHARD C. BLUM & ASSOCIATES WITHDRAWS TENDER OFFER FOR TRIAD PARK (TICKER:
TDPK)


SAN FRANCISCO,CA--April 29, 1998--Richard C. Blum & Associates ("RCBA") announced today that its affiliate, TPL Acquisition, LLC, had withdrawn its previously announced cash tender offer for all the outstanding membership interests (the "Shares") of Triad Park, LLC, a Delaware limited liability company, for $1.84 per Share. RCBA withdrew its tender offer after Triad Park announced that the company had entered into a merger agreement with The Kontrabecki Group, Inc. ("TKG"), and would not redeem the company's poison pill. Rick Mariano, RCBA's Director, Real Estate Investments, stated: "While we regret not acquiring control of Triad Park at this time, we appreciate having helped Triad Park shareholders achieve value for their interests. Last year, when Triad Systems Corp. was sold, RCBA suggested that Triad shareholders (including RCBA as a 10% owner) would benefit if the real estate assets at Triad Park were liquidated separately - instead of selling those real estate assets for as little as $0.71 per share (the appraised value at that time). RCBA's strategy has proven correct. The separate liquidation of the real estate assets should yield Triad shareholders up to $1.20 more per share, if TKG closes its deal on a timely basis. We note that all funds necessary to close our tender offer were in the bank, and trust that the Triad Park Advisory Board has absolute confidence in TKG's ability and willingness to close its transaction."